Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Petrohawk Energy Corporation on Form S-4 of our report, dated February 14, 2003, appearing in the Annual Report on Form 10-K of Petrohawk Energy Corporation for the year ended December 31, 2004.

/s/ Hein & Associates LLP

HEIN & ASSOCIATES LLP

Orange, California
April 25, 2005